EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2007, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of BUCA, Inc. on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of BUCA, Inc. on Forms S-8 (File Nos. 333-78295, 333-48154, 333-48156, 333-65130, 333-83818, 333-99385, 333-113738 and 333-136549).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

March 13, 2007